Exhibit 99.1

American International Ventures announces resumption of Drilling at the Bruner Property, Nevada.

EVERGREEN, CO -- (MARKET WIRE) – January _, 2006 -- American International Ventures, Inc. (OTCBB:AIVN) is pleased to announce that Cougar Gold LLC (assignee from Electrum resources, LLC), intends to conduct a second phase of drilling at the Bruner Gold Property, located in Nye County, Nevada.

Cougar Gold conducted a diamond core drilling program on the Bruner property in May through July of the current year, which consisted of 6,962 feet of drilling in nine core holes (AIVN press release of May 25, 2006 ).  The objective of the exploration drilling program was to test for high grade gold mineralization at the intersections of known mineralized structures at depth.

Cougar’s management has informed AIVN that geological analysis of the results of the first drilling program indicate that the intended target may be deeper than previously believed and that Cougar intends to continue drilling the project.  The rock textures, alteration, mineral zoning and geochemistry found in the core indicate that the current intercepts were above the projected mineral targets.  These same studies indicate that the interpreted mineral targets may lie some 300 to 500 feet below the previous drilling.

Cougar plans to drill at least three or four additional, deep core holes on the project, for a total footage of approximately 4,500 feet.  Cougar has indicated that they plan to initiate the second phase of drilling as soon as a suitable drill rig is located and the necessary permits are in place

FORWARD-LOOKING STATEMENTS:  This news release contains certain forward-looking statements.  All statements, other than statements of historical fact included herein, including without limitation statements regarding potential mineralization, resources and reserves, and development results, and the future plans and objectives of American International Ventures, are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate in actual results of future events, and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from American International Ventures expectations are the general risks associated with exploring for precious metals, including the inability to conclusively establish commercial reserves, the possible downturn of the price of gold, inability to raise additional funds, inability of industry partners to accomplish anticipated efforts and the inability to obtain attractive properties.

FOR FURTHER INFORMATION PLEASE CONTACT:

Myron A. Goldstein, Chairman/CFO

Steven R. Davis, President/CEO

American International Ventures, Inc.

4058 Histead Way

Evergreen, CO 80439

Phone:  303-670-7378

Facsimile:  303-674-4766